ANNUAL MEETING RESULTS
An annual meeting of the funds shareholders was held on December 6, 2011. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:

					   Shares
					 Withholding
			      Shares      Authority
			     Voted For     to Vote

Roger A. Gibson .............. 516 	     0
Leonard W. Kedrowski ......... 516 	     0

(2) The funds common and preferred shareholders,
voting as a single class, elected the following
directors:
			                Shares
		        	      Withholding
			   Shares	Authority
		          Voted For     to Vote

John P. Kayser .......... 1,173,351     46,404
Richard K. Riederer ..... 1,171,587     48,168
Joseph D. Strauss ....... 1,171,587     48,168
James M. Wade ........... 1,173,351     46,404

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2012.
The following votes were cast regarding this matter:

  Shares       Shares   		 Broker
 Voted For  Voted Against  Abstentions  Non Votes
 1,180,179      100          39,476        0